EXHIBIT 10.29

ADDENDUM TO COMMERCIAL LEASE AGREEMENT DATED MAY 31, 2005 BY AND BETWEEN THE LEVINE FAMILY TRUST AS LESSOR AND ORANGE 21, INC., A DELAWARE CORPORATION, AS LESSEE FOR THE PROPERTY LOCATED AT 2070 LAS PALMAS DRIVE, CARLSBAD, CALIFORNIA (LEASED PREMISES).

Lessor and Lessee mutually agree to amend the aforementioned lease as follows:

ARTICLE II- LEASE TERM:

Section 3. Expiration Date:

The expiration date shall be extended to March 31, 2007

ARTICLE III- RENT:

Section 1. Base Rent:

Base rent for the extension period of April 1, 2006 to March 31, 2007 shall be twenty six thousand eight hundred dollars ($26,800.00) per month

ARTICLE IV- SECURITY DEPOSIT:

Section 1 shall be replaced with the following:

Security Deposit. Lessee shall deposit with Lessor upon execution of this amendment a Security Deposit of $25,000, as security for Lessee’s faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise Defaults under this Lease, Lessor may use apply or retain all or any portion of said Security Deposit for the payment of any amount due Lessor or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within 10 days after written request thereof deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the term of this Lease, Lessee shall, upon written request from Lessor, deposit additional monies with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublease or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor’s reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Lessee occurs during the Lease and following such change the financial condition of Lessee is, in Lessor’s reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within 14 days after the expiration or termination of this Lease, if Lessor elects to apply the Security Deposit only to unpaid Rent and otherwise within 30 days after the Premises have been vacated, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease.

Expiration:

If this addendum is not executed by Lessor and Lessee by Monday, January 30, 2006 at 5:00 pm, it shall become null and void.

All other terms and conditions of the existing lease shall remain in full force and effect.

AGREED AND ACCEPTED:

LESSOR:		LESSEE:

The Levine Family Trust		Orange 21, Inc. a Delaware Corporation.

BY:	/s/ Sidney H. Levine, Trustee	BY:	/s/ Michael Brower
TITLE:	Sidney H. Levine, Trustee	TITLE:	CFO
DATE:	1/30/06	DATE:	1/24/06